UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2007

ARCHSTONE-SMITH TRUST

(Exact name of registrant as specified in charter)

Maryland	1-16755	84-1592064
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

9200 E. Panorama Circle, Suite 400, Englewood, Colorado	80112

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, including Area Code): (303) 708-5959

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2007, Archstone-Smith Trust (“ASN”) filed a Periodic Report on Form 8-K announcing that J. Lindsay Freeman, ASN’s Chief Operating Officer, will retire from his position as Chief Operating Officer of ASN on December 31, 2007. On March 6, 2007, ASN’s Board of Trustees (the “Board”) approved certain compensatory arrangements for Mr. Freeman upon his retirement. All arrangements and payments are conditioned upon Mr. Freeman’s entering into a non-competition agreement in connection with his retirement on December 31, 2007. ASN will pay Mr. Freeman a base salary of $450,000 for the period from January 1, 2008 through December 31, 2008, in consideration for which Mr. Freeman will be available as a consultant and advisor to us upon our request. There will be no written consulting agreement relating to these services. Mr. Freeman will not be eligible for any cash bonus or stock award for his services performed during 2008. ASN will provide Mr. Freeman with health insurance coverage in accordance with ASN’s policy for full-time employees. None of the unvested restricted stock units, or RSUs, granted to Mr. Freeman, including RSUs to be granted in February 2008 as part of his 2007 compensation, will be forfeited upon the termination of his services on December 31, 2008, but will continue to vest over a three year period from the date of grant. Mr. Freeman, along with several other senior executive officers, is eligible to receive an award of performance units through a special long term incentive program established under ASN’s Long Term Incentive Plan based on ASN’s performance over the period from January 1, 2006 through December 31, 2008. The Management Development and Executive Compensation Committee (the “Compensation Committee”) will determine how many performance units each of these senior officers will earn under this program in early 2009. The Board has determined that Mr. Freeman will be entitled to receive two-thirds of any performance units which would otherwise have been granted to him by the Compensation Committee under this program in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Trust has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

ARCHSTONE-SMITH TRUST
	By:	/s/ Thomas S. Reif
Dated: March 12, 2007		Name: Thomas S. Reif
Title: Group Vice President and Assistant General Counsel